UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): June 20, 2013 (June 14, 2013)

HealthWarehouse.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-13117	22-2413505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7107 Industrial Road
Florence, Kentucky	41042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 748-7001

________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2013, the Board of Directors (the “Board”) of HealthWarehouse.com, (the “Company”), elected Ned L. Siegel a director of the Company effective immediately to fill a vacancy on the Board of Directors. Mr. Siegel will stand for election at the Company’s 2013 Annual Meeting of stockholders. Mr. Siegel served as the U.S. Ambassador to the Commonwealth of The Bahamas from 2007 to 2009 and is currently the Chairman of The Siegel Group, Inc., a real estate development, investment and consulting firm active in all aspects of residential development, commercial development, and realty management.

On June 19, 2013, the Board granted Mr. Siegel an option to purchase 100,000 shares of the Company’s common stock, $.001 par value per share, at an exercise price per share equal to $1.45, and such options vest 33.33% on each of the first three anniversaries of the date of the grant. Under the terms of the stock option agreement, any unvested portion of the options terminate and are null and void upon the termination of Mr. Siegel’s service with the Company. The options have a term of ten years and any vested and unexercised options terminate three months after the termination of Mr. Siegel’s service with the Company for a reason other than cause and immediately upon Mr. Siegel’s termination of service for cause and twelve months after termination of Mr. Siegel’s service by reason of disability or death. Mr. Siegel was not selected as a director pursuant to any agreement or understanding with any other person.

The Board determined that Mr. Siegel is an independent director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 20, 2013	HEALTHWAREHOUSE.COM, INC.

	By:	/s/ Lalit Dhadphale
Lalit Dhadphale President and Chief Executive Officer